Exhibit 99.1

For more information, contact:

Rob Seim

Chief Financial Officer

Omnicell, Inc.

800-850-6664, ext. 6478

rob.seim@omnicell.com

Omnicell Provides Update on Form 10-K Filing and Reaffirms 2015 Financial Guidance

MOUNTAIN VIEW, California — March 17, 2015 — Omnicell, Inc. (Nasdaq: OMCL), a leading provider of medication and supply management solutions to healthcare systems, today announced that it is delaying the filing of its Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”).

On February 27, 2015, Omnicell received a notice from an Omnicell employee alleging, among other matters, the existence of a “side letter” arrangement with an Omnicell customer for certain discounts and Omnicell products that were to be provided at no cost, but which were not reflected in the final invoices paid by the customer. Following the receipt of this notice, Omnicell commenced an internal investigation into these allegations.

Omnicell has determined that the internal investigation will not be concluded in time to file the Form 10-K within the automatic 15-day extension period. Once the internal investigation process is complete, Omnicell plans to file its Form 10-K as soon as practicable thereafter.

Omnicell also announced today that it does not expect the investigation to have any bearing on its competitive position in the marketplace or customer interest in its products.  During its earnings call of February 3, 2015, the Company provided guidance for 2015 and, thus far, is not changing that guidance. On the earnings call, Omnicell said that it expected revenue to be between $480 million and $490 million for 2015, an increase of 9% to 11%, Non-GAAP earnings to be between $1.35 and $1.40 per share and product bookings to be between $390 million and $405 million in 2015. The Company also said on the earnings call that it expected steady revenue and earnings growth through the year, and projected revenue for the first quarter of 2015 to be between $110 million and $115 million of revenue, with Non-GAAP earnings per share of approximately $0.23.

On February 26, 2015, Omnicell also announced that it had signed an agreement to acquire MACH4 Pharma Systems in Germany, subject to closing conditions. If that acquisition closes, and assuming a close date of April 1, 2015, the Company stated it would expect its 2015 revenue guidance to increase to between $492 million and $505 million, its Non-GAAP earnings guidance to be between $1.31 to $1.36 per share, and its product bookings to be between $398 million and $416 million.

During a conference call to be held on Wednesday, March 18, 2015, at 5:30 a.m. PDT Omnicell’s Chief Executive Officer and Chief Financial Officer will discuss the delay in its 10-K filing, its reaffirmation of the guidance given on February 3, 2015 and its recent announcement of an agreement to acquire MACH4 Systems. The conference call can be monitored by dialing 1-800-696-5518 within the U.S. or 1-706-758-4883 for all other locations. The Conference ID # is 9454291. Internet users can access the conference call at http://ir.omnicell.com/events.cfm. A replay of the call will be available today at approximately 8:30 a.m. PT and will be available until 11:59 p.m. PT on April 1, 2015. The replay access numbers are 1-855-859-2056 within the U.S. and 1-404-537-3406 for all other locations, Conference ID # is 9454291.

About Omnicell

Since 1992, Omnicell (NASDAQ: OMCL) has been creating new efficiencies to improve patient care, anywhere it is delivered. Omnicell is a leading supplier of comprehensive automation and business analytics software for patient-centric medication and supply management across the entire healthcare continuum— from the acute care hospital setting to post-acute skilled nursing and long-term care facilities to the home.

More than 3,000 customers worldwide have utilized Omnicell Automation and Analytics solutions to increase operational efficiency, reduce errors, deliver actionable intelligence and improve patient safety. Omnicell Medication Adherence solutions, including its MTS Medication Technologies brand, provide innovative medication adherence packaging solutions to help reduce costly hospital readmissions. In addition, these solutions enable approximately 6,000 institutional and retail pharmacies worldwide to maintain high accuracy and quality standards in medication dispensing and administration while optimizing productivity and controlling costs.

For more information about Omnicell, Inc. please visit www.omnicell.com.

OMCL-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Omnicell’s timing of the filing of its Form 10-K, financial guidance for the first quarter and full year of 2015 and its pending acquisition of Mach4 Systems. To the extent any statements contained in this release deal with information that is not historical, these statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Prospective investors are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Omnicell undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.